Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:
Rick Nordvold
Golf Galaxy, Inc.
952-941-8848

Investors and media:
Susan Eich
For Golf Galaxy, Inc.
612-285-4188

GOLF GALAXY ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS

First Quarter Net Sales Increase 41 Percent;
Net Income up 52 Percent

First Quarter Performance Summary
	Three Months Ended
($ in thousands, except per share amounts)	May 27, 2006	May 28, 2005
Net sales	$82,517	$58,570
Comparable store sales % increase(1)	1.0%	10.5%
Net income	$2,572	$1,693
Diluted EPS	$0.22	$0.21
Pro-Forma Diluted EPS(2)	NA	$0.15

(1)                   A new or relocated store is included in comparable store results after it has been in operation for 12 full fiscal months following the month of the store’s grand opening weekend, typically a store’s 13th full month of operations.

(2)                   Pro-forma results for the quarter ended May 28, 2005 is presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of the quarter. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.

EDEN PRAIRIE, Minn.—(June 20, 2006)—Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today announced its financial results for the first quarter ended May 27, 2006.

Net sales for the first quarter of fiscal 2007 increased 40.9 percent to $82.5 million, compared with $58.6 million for the same period of the prior year. Comparable store sales increased 1.0 percent for the fiscal first quarter, compared to an increase of 10.5 percent for the first quarter of fiscal 2006.

The company reported net income for the first quarter of $2.6 million, or 22 cents per diluted share, compared to net income of $1.7 million, or 21 cents per diluted share, for the first quarter of fiscal 2006. Giving effect to the conversion of preferred shares and the company’s initial public offering as of the beginning of fiscal 2006, the company’s pro-forma diluted earnings per share for the first quarter of fiscal 2006 would have been 15 cents. A reconciliation of pro-forma net income and earnings per share is provided in a table that follows.

“Golf Galaxy achieved a 52 percent increase in net income quarter over quarter despite sales that were somewhat below our initial expectations,” said Randy Zanatta, Golf Galaxy’s president and chief executive officer. ”We grew total sales by $24 million and posted our thirteenth consecutive quarter of comparable store sales increases, against a strong 10.5 percent comp in the first quarter last year. Additionally, we produced a solid year-over-year increase in our gross margin rate, largely due to the results from our strategic initiative to grow the services business—our most profitable category.”

Golf Galaxy opened eleven new stores during its fiscal first quarter, including its first stores in the Las Vegas, Pittsburgh, Syracuse, Oklahoma City and the New York City metro markets. The company currently operates 61 stores in 24 states. Golf Galaxy said it plans to open three to five additional stores during the current fiscal year, which ends March 3, 2007, for a total of 14 to 16 new stores in fiscal 2007.

Company Outlook

The company said that for the second quarter ending August 26, 2006:

•                  Net sales are currently expected to be $98 million to $102 million, an increase of 40 percent to 46 percent over the second quarter of fiscal 2006;

•                  Comparable store sales are currently expected to increase 3 percent to 5 percent; and

•                  The company currently expects net income of $6.8 million to $7.2 million, or 59 cents to 62 cents per diluted share (pending the final purchase price allocation of The GolfWorks acquisition and assuming 11.6 million weighted average shares outstanding).

Based on current sales trends, Golf Galaxy today updated the guidance it provided May 22, 2006 for the fiscal year ending March 3, 2007, a 53-week period:

•                  Net sales are currently expected to be $292 million to $300 million, compared with its prior estimate of $300 million to $310 million;

•                  Comparable store sales are currently expected to increase 3 percent to 5 percent, compared with the prior estimate of 5 percent to 7 percent; and

•                  The company currently expects net income for fiscal 2007 of $6.8 million to $7.3 million, or 59 cents to 63 cents per diluted share (pending the final purchase price allocation of The GolfWorks acquisition and assuming 11.6 million weighted average shares outstanding), compared with its prior estimate of $7.5 million to $8.1 million, or 65 cents to 70 cents per diluted share.

Golf Galaxy’s guidance on net income for fiscal 2007 includes estimated expenses of approximately $900,000, or 8 cents per diluted share, from the expensing of stock options.

Conference Call and Webcast

Golf Galaxy will hold its first quarter earnings conference call at 10 a.m. CST today, June 20, 2006. Interested parties may listen to the call by dialing 800-322-2803 or international 617-614-4925 (passcode: 46067434). A live webcast will also be available on www.GolfGalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through June 27. The replay number is 888-286-8010 or international 617-801-6888 (passcode: 67015081). The webcast will be archived on www.GolfGalaxy.com for approximately one year.

About Golf Galaxy

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 61 stores in 24 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, a leading direct marketer of golf club components, clubmaking tools and supplies, and technical information, is a wholly owned subsidiary of Golf Galaxy that sells direct to consumers via a catalog and the Internet at www.GolfWorks.com. For more information, visit www.GolfGalaxy.com

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; loss of key management; and the company’s ability to successfully integrate acquired companies, including The GolfWorks. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on May 3, 2006. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

GOLF GALAXY, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)
	May 27, 2006	May 28, 2005
Net sales	$82,517	$58,570
Cost of sales	56,219	40,342
Gross profit	26,298	18,228
Operating expenses:
Store operating	15,817	10,932
General and administrative	4,482	3,102
Preopening	1,648	1,310
Income from operations	4,351	2,884
Interest income, net	8	15
Income before income taxes	4,359	2,899
Income tax expense	(1,787)	(1,206)
Net income	2,572	1,693
Less preferred stock dividends	—	(998)
Net income applicable to common shareholders	$2,572	$695
Net income per share:
Basic	$0.24	$0.37
Diluted	$0.22	$0.21
Weighted average number of shares outstanding:
Basic	10,890,837	1,883,969
Diluted	11,590,229	8,042,819

GOLF GALAXY, INC.
CONDENSED BALANCE SHEETS
(In Thousands)

	May 27, 2006	May 28, 2005	Feb. 25, 2006(1)
	Unaudited	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$2,854	$9,159	$11,075
Accounts receivable, net	11,373	9,523	4,523
Inventories, net	69,856	44,492	45,278
Other current assets	5,881	3,729	5,196
	89,964	66,903	66,072

Property and equipment, net	38,884	23,856	35,218
Goodwill & intangible assets, net	9,574	—	—
Deferred tax assets & other	5,342	2,719	5,257

Total assets	$143,764	$93,478	$106,547

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,487	$39,399	$23,224
Accrued liabilities	15,174	10,880	16,453
Total current liabilities	62,661	50,279	39,677

Deferred rent credits and other	16,853	10,701	12,177
Redeemable convertible preferred stock, including accumulated preferred stock dividends	—	49,739	—
Stockholders’ Equity (Deficit)	64,250	(17,241)	54,693

Total Liabilities and Stockholders’ Equity	$143,764	$93,478	$106,547

(1)                   The Balance Sheet as of February 25, 2006 has been condensed from the audited financial statements.

GOLF GALAXY, INC.
CONDENSED STATEMENTS OF OPERATIONS—UNAUDITED
RECONCILIATION OF PRO-FORMA EARNINGS PER SHARE
(In Thousands, Except Share and Per Share Amounts)

May 28, 2005
Pro-Forma Information(1)
Pro-forma net income applicable to common shareholders	$1,693
Pro-forma net (loss) income per share:
Basic	$0.16
Diluted	$0.15
Pro-forma weighted average number of shares outstanding:
Basic	10,636,436
Diluted	11,042,819

Reconciliation of pro-forma information to GAAP
Net income applicable to common shareholders (GAAP)	$695
Preferred stock dividends	998
Net income applicable to common shareholders (Pro-forma)	$1,693
Basic
Weighted average number of shares outstanding (GAAP)	1,883,969
Conversion of preferred stock to common	5,752,467
Weighted average additional shares issued in IPO	3,000,000
Weighted average number of shares outstanding (Pro-forma)	10,636,436
Diluted
Weighted average number of shares outstanding (GAAP)	8,042,819
Weighted average additional shares issued in IPO	3,000,000
Weighted average number of shares outstanding (Pro-forma)	11,042,819

(1)                   Pro-forma results for the quarter ended May 28, 2005 are presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of fiscal 2006. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not as a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.